Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

WELLGISTICS HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $.0001 par value per share	457(o)	—	$—	$4,950,000	$0.0001476	$730.62

Total Offering Amounts					$4,950,000		$730.62
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$730.62

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.